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                                                                 EXHIBIT 4.4

                                $25,000,000
                              ZITEL CORPORATION

                5% Convertible Subordinated Debentures Due 1999

                         PLACEMENT AGENCY AGREEMENT
                         --------------------------

                                                                May 19, 1997


Rochon Capital Group, Ltd.
  As Placement Agent
1000 Fourth Street, Suite 775
San Rafael, California  94901

Ladies and Gentlemen:

   This letter confirms our agreement (this "Agreement") to retain Rochon Capital Group, Ltd. as our exclusive agent (the "Placement Agent") through May 26, 1997 (the "Engagement Period") to identify for Zitel Corporation (the "Company") prospective purchasers (collectively, the "Purchasers") in a private placement (the "Placement") of up to $25,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures Due 1999 (the "Debentures"), convertible into shares of the Company's common stock, no par value per share (the "Common Stock").

   The Placement Agent will have no obligation to purchase any of the Debentures offered by the Company in the Placement. During the Engagement Period, the Placement Agent shall have the exclusive right to arrange for all sales of securities by the Company, including the exclusive right to identify buyers for the Debentures; provided, however, that the Company shall not be prohibited from issuing securities in connection with acquisitions or strategic alliances with potential corporate partners. The Engagement Period shall be automatically extended for a reasonable period of time if, during the Engagement Period, sales relating to commitments from Purchasers are not consummated during the Engagement Period due to delays in the preparation of final documentation.

   The Placement is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to
Section 4(2) and Regulation D ("Regulation D") of the rules and regulations of

                      Exhibit 4.4 - Page 1
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the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act (the "Rules and Regulations"). In order to effectuate the Closing (as defined in Section 1 hereof), the Company, the Placement Agent and LaSalle National Bank shall enter into an escrow agreement (the "Escrow Agreement").

   The engagement described herein shall be in accordance with applicable laws and pursuant to the following procedures and terms and conditions:

   1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The representations and warranties set forth in Section 2 of the Securities Purchase Agreements to be entered into between the Company and each Purchaser (the "Securities Purchase Agreements") are hereby incorporated by reference as of the date of consummation of the sale of the Debentures (the "Closing").

   2. COVENANTS OF THE COMPANY.

       (a) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which will be integrated with the sale of the Debentures or the shares of Common Stock issuable upon conversion of the Debentures (the "Underlying Common Shares") in a manner which would require the registration under the Securities Act of the Debentures or the Underlying Common Shares.

       (b) Any press release to be issued by the Company in connection with the Placement shall be subject to the prior review by the Placement Agent.
In addition, each press release to be issued by the Company in connection with the Placement shall identify Rochon Capital Group, Ltd. as the Placement Agent.

   3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLACEMENT AGENT.

      (a) With respect to each offer or sale of the Debentures, neither the Placement Agent nor any of its representatives has engaged or will engage in any form of general solicitation or general advertising, including, but not limited to, advertisements, articles, notices or other communication published in any newspaper, magazine or similar

                      Exhibit 4.4 - Page 2

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medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

      (b) The Placement Agent covenants and agrees that it will take no action, nor fail to take any action, if such action or failure to take such action would have the effect that the offer or sale of the Debentures would not be exempt from the registration requirements of the Securities Act or the registration or qualification requirements of any state or political subdivision of the United States in which the Debentures are to be offered or sold. The Placement Agent shall only offer the Debentures to persons for which the Placement Agent has a reasonable belief that such persons are "accredited investors" as such term is defined in Rule 501 under the Securities Act.

   4. COMPENSATION OF THE PLACEMENT AGENT. The Company shall pay the Placement Agent, directly from the escrowed funds at the Closing, a fee of 4.5% of the gross proceeds from the Placement hereunder. The Company further agrees to pay to the Placement Agent all of the Placement Agent's actual out-of-pocket expenses incurred in connection with this transaction, regardless of whether the sales contemplated hereby are consummated, including, but not limited to, fees and disbursements of its counsel and counsel to the Purchasers (which fees shall be paid at the sole discretion of the Placement Agent), fees and disbursements of the escrow agent and any co-management and due diligence fees, up to $80,000, directly from the escrowed funds at Closing or, in the event there is no Closing, within five business days after submission of invoices or receipts therefor by the Placement Agent. The Company will pay all of its expenses incurred in connection with these transactions.

   5. CLOSING. The Closing may be held at such place or places as shall be specified by the Placement Agent. Debentures in the names of the respective Purchasers and in the respective denominations aggregating the full number of Debentures sold at the Closing shall be delivered by the Company to the Escrow Agent as contemplated by the Securities Purchase Agreements.

   6. CONDITION TO CLOSING. The Company and the Placement Agent agree that the issuance and sale of the Debentures and all obligations of the Placement Agent provided herein shall be subject to the receipt by the Placement Agent of a legal opinion of Cooley Godward Castro Huddleson & Tatum, counsel to the

                      Exhibit 4.4 - Page 3

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Company, indicating that the Placement Agent is entitled to rely thereon, in the form required to be delivered pursuant to Section 7 the Securities Purchase Agreements.

   7. INDEMNIFICATION.

      (a) The Company will indemnify and hold harmless the Placement Agent and each of its partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and agents, and each person, if any, controlling either the Placement Agent or any of its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, liabilities, costs or expenses (and any legal or other expenses incurred by the Placement Agent in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) in any way relating to or in any way arising out of (i) the activities of the Placement Agent contemplated by this Agreement or in connection with the Placement, (ii) the inaccuracy of any representation or warranty, or the breach of any covenant, contained herein, or (iii) any offering documents or other materials including the Offering Materials, and will reimburse, as incurred, the Placement Agent and each such controlling or other person for any legal or other expenses incurred by the Placement Agent or such controlling or other person in connection with investigating, defending or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action. Such indemnity shall not, however, cover any such loss, claim, damage, liability, cost or expense to the extent that it arises out of or is based upon (i) a breach by the Placement Agent of its obligations in Section 3 hereof (a "Non-Indemnity Event") or (ii) the willful misconduct of any person seeking indemnification hereunder.

     (b) The Placement Agent will indemnify and hold harmless the Company and each person, if any, controlling the Company within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent set forth in subsection (a) above, but only to the extent that any loss, claim, damage, liability, cost or expense arises out of or is based upon a Non-Indemnity Event.

     (c) If any action, proceeding or investigation is commenced by a third party as to which the indemnified party hereunder proposes to demand indemnification under this letter

                      Exhibit 4.4 - Page 4

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Agreement, it will notify the indemnifying party with reasonable promptness.
The indemnified party shall have the right to retain counsel of its own choice (which choice shall be reasonably satisfactory to the indemnifying party) to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party. The indemnifying party will not be liable under this letter agreement for any settlement of any claim against the indemnifying party made without the indemnifying party's written consent, which shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the foregoing paragraph (b) or the following paragraph (d), the Placement Agent shall not be obligated to pay any amount in respect of its obligation to indemnify or contribute greater than the Placement Fee.

     (d) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Section 7 is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Company, on the one hand, and the Placement Agent, on the other hand, shall contribute to the losses, claims, damages, liabilities or costs to which the indemnified persons may be subject in accordance with the relative benefits received from the Placement of the Debentures and the securities underlying the Debentures by the Company, on the one hand, and the Placement Agent, on the other hand, and also the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities or costs, and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

   8. NON-CIRCUMVENTION; RIGHT OF FIRST REFUSAL.

       (a) NON-CIRCUMVENTION. The Company hereby agrees that, whether or not this Agreement is terminated and/or whether or not the Placement is consummated, the Company will not enter into any agreement, transaction, or arrangement, including pursuant to Section 4(e) of the Securities Purchase Agreements, with any prospective purchaser (including their agents,

                      Exhibit 4.4 - Page 5

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principals and affiliates, the accounts and funds which they manage or advise, and regardless of whether a transaction is consummated with such purchaser) who has (i) been identified to the Company as a prospective purchaser by the Placement Agent or (ii) otherwise communicated with the Company regarding the Placement, unless such agreement, transaction or arrangement is effected through or with the written consent of the Placement Agent. The Placement Agent shall, within five business days after the Closing, provide the Company with a list of the names of the parties to whom clause (i) of the preceding sentence applies, which list and names the Company agrees to hold strictly confidential; if there is no Closing, then such list shall be provided within five business days of the expiration of the Engagement Period.

    (b) RIGHT OF FIRST REFUSAL. For a period of 240 calendar days from the Closing Date, if the Company desires to sell any equity securities of the Company or securities convertible into or exchangeable or exercisable for any equity securities of the Company (other than in connection with underwritten public offerings, acquisitions or strategic alliances in which the Company issues securities to potential corporate partners), subject to the Securities Purchase Agreements, the Company will offer the Placement Agent in writing the exclusive right to find buyers for such securities upon terms that are reasonably acceptable to the Company and the Placement Agent. The Placement Agent will then have 10 business days from the date of the offer to accept or reject it. If accepted, the Placement Agent will have an additional 10 business days from acceptance to obtain firm commitments from buyers to purchase the securities, or the Company will be free to engage others to assist it in offering such securities.

   9. SURVIVAL. The respective indemnities of the Company and the Placement Agent and the representations, warranties and agreements of the Company set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Placement Agent, the Company or any person referred to in Section 7 hereof, and shall survive any termination of this Agreement and/or issuance of the Debentures, and any successor or assign of the Placement Agent and/or its designee(s), the Company, or any such person or any legal representative of such person shall be entitled to the benefit of the respective indemnities, agreements, warranties and representations.

                      Exhibit 4.4 - Page 6

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   10. TERMINATION.  Reserved.

   11. GENERAL PROVISIONS.

     (a) PARTIES. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Placement Agent, the Company, the controlling and other persons referred to in Section 7 hereof, and their respective successors, legal representatives, heirs, designees and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

     (b) AMENDMENT. No amendment or modification hereto, or waiver of the terms hereof, shall be valid unless in a writing executed by each of the parties hereto or by the party or parties to be bound.

     (c) NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been delivered 48 hours after having been mailed in a general or branch post office and enclosed in a registered or certified postpaid envelope; 24 hours after having been sent by overnight courier; when delivered to a telegraph company or when scanned graphically or otherwise by telegraphic communications equipment of the sending party and accompanied by a substantially contemporaneous telephone call; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses as the parties may have fixed by notice; PROVIDED, HOWEVER, that any notice of change of address shall be effective only upon receipt.

           To the Placement

                 Agent:             Rochon Capital Group, Ltd.
                                    1000 Fourth Street, Suite 775
                                    San Rafael, California  94901
                                    Attention:  Phillip L. Neiman
                                    Telephone: (415) 459-4944
                                    Facsimile: (415) 459-6555

            with a copy to:         Stroock & Stroock & Lavan LLP
                                    2029 Century Park East
                                    Suite 1800
                                    Los Angeles, CA 90067
                                    Attention:  Richard S. Forman, Esq.
                                    Telephone: (310) 556-5800
                                    Facsimile: (310) 556-5959

                      Exhibit 4.4 - Page 7

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             To the Company:        Zitel Corporation
                                    47211 Bayside Parkway
                                    Fremont, California  94538
                                    Attention:  Henry C. Harris
                                    Telephone:  (510) 440-9600
                                    Facsimile:  (510) 550-9696

            with a copy to:         Cooley Godward Castro Huddleson & Tatum
                                    Five Palo Alto Square
                                    Palo Alto, California  94306
                                    Attention:  John Cardoza, Esq.
                                    Telephone:  (415) 693-2045
                                    Facsimile:  (415) 951-3699

      (d) SEVERABILITY. If any provision herein is found to be unenforceable, invalid or illegal, such provision shall be deemed deleted from this Agreement and the remainder of this Agreement shall not be affected or impaired thereby.

      (e) ATTORNEYS' FEES. If any action, including, without limitation, arbitration, should arise among the parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys' fees.

      (f) INTEGRATION. This Agreement expresses the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes all prior agreements, arrangements and understandings among the parties hereto with respect to the matters set forth herein.

      (g) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

      (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which shall together constitute one and the same agreement. Facsimile signatures are considered to be originals and shall have the same effect.

        (i) FURTHER ASSURANCES. The parties hereto agree to execute any and all such further agreements, instruments or documents, and to take any and all such further action, as may be necessary or desirable to carry into effect the purpose and intent of this Agreement.

                      Exhibit 4.4 - Page 8

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      (j)  HEADINGS.  The headings in this Agreement are for convenience of reference only and shall not affect the meanings herein.

   If the foregoing correctly sets forth the understandings among the Placement Agent and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

                                       Very truly yours,

                                       ZITEL CORPORATION



                                       By:
                                          ------------------------------------
                                          Name:  Henry C. Harris
                                          Title: Chief Financial Officer

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

ROCHON CAPITAL GROUP, LTD.



By:
  -------------------------------------------
     Name:  Phillip L. Neiman
     Title: President




                      Exhibit 4.4 - Page 9